TRADING SYMBOLS:	August 1, 2005
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

US GEOTHERMAL SIGNS LETTER OF INTENT WITH ORMAT
NEVADA, INC. FOR SUPPLY CONTRACT AND BRIDGE LOAN
FOR IDAHO POWER PROJECT

BOISE, Idaho, August 1, 2005 (OTCBB: UGTH, TSX.V: GTH) US Geothermal Inc., a renewable energy development company focused on geothermal energy, announced today that the company has entered into a letter of intent with Ormat Nevada, Inc. (“Ormat”) to supply equipment for the construction of its phase one 13 MW geothermal power project at Raft River, Idaho and to provide interim financing and construction services. Ormat is a subsidiary of Ormat Technologies Inc., a New York Stock Exchange listed company (NYSE: ORA) with over three decades of experience in the design, engineering, manufacturing, construction, and operation of power plants.

“The agreement with Ormat should provide the Raft River project the ability to initiate by September 1, 2005, the manufacture and supply of the key long lead items associated with the project and power plant,” said Daniel Kunz, the company’s President and CEO. “We intend to have the first plant in service by December 30, 2006.”

Under the letter of intent Ormat and US Geothermal will negotiate an engineering, procurement and construction agreement (“EPC Agreement”) for the fixed price, turnkey supply, and construction of a 13 MW power plant, including a performance guarantee for the plant by Ormat. US Geothermal is in discussions with CH2M Hill to assume responsibility for all other aspects of the project, including field development, permitting and the engineering, procurement and construction of the substation, geothermal production and injection wells and the gathering system.

Subject to execution of the EPC Agreement and satisfactory completion of its due diligence review, Ormat or an affiliate is to provide up to $15 million as a bridge loan to fund initial power plant manufacturing and supply. The letter of intent provides for a due diligence period until August 10, 2005, which can be extended by Ormat until August 30, 2005. US Geothermal has paid Ormat an advance payment of $300,000 as an incentive for Ormat to incur the expenses associated with the due diligence and other aspects of the loan. US Geothermal and Ormat also will have options to build the next two power plants at Raft River on substantially the same terms and conditions, including price, subject to subsequent changes in costs of materials and labor and cost reductions from potential economies of scale. Marathon Capital LLC is acting as US Geothermal’s financial advisor on the Ormat bridge loan and for the project financing requirements of the phase one power project.

US Geothermal owns 660 acres and further holds the geothermal rights to approximately six and one-half square miles of private lands, which comprise the Raft River project development in Southeastern Idaho, a geothermal reservoir that was a former US Department of Energy geothermal research facility

US Geothermal Inc is currently trading in Canada on the TSX Venture Exchange under the symbol “GTH” and in the U.S. on the OTCBB under the symbol “UGTH.”

About US Geothermal:

US Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. On the basis of a report prepared by the company’s independent consultant, GeothermEx Inc., of Richmond California, the company believes that Raft River’s energy reservoir is scalable to produce an estimated 90 MW of power from 6.5 square miles (16.8 square kilometres) of lands owned or leased by the company. Adjacent to the existing electrical transmission grid and surrounded by modern infrastructure, Raft River is ideally located to make an important contribution to the power needs of the rapidly growing Pacific Northwest for decades to come.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations	Andreas Curkovic
Tel: 604-484-3031	The Equicom Group
Fax: 604-688-9895	Tel: 416-815-0700 ext. 262
saf@usgeothermal.com	Fax: 416-815-0080
mdake@usgeothermal.com	acurkovic@equicomgroup.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the execution of the EPC Agreement, bridge financing, construction of power plants, and the viability of the geothermal resource. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that the EPC Agreement and/or the bridge financing will not be finalized, financing will not be available for construction of the power plants and/or repayment of the bridge financing, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.